American Infrastructure Corporation
Term Sheet With
CGrowth Capital, Inc.

The following term sheet (the "Term Sheet") is the primary terms of a series of a binding merger (the "Merger") between American Infrastructure Corporation ("AIC"), CGrowth Capital, Inc. ("CGRA" or the "Company"), and American Resources Corporation, the controlling shareholder of AIC.

Transaction Summary:	Subject to the terms and provisions of this Term Sheet, the parties agree to progress to the execution of a definitive merger agreement (the "Merger Agreement") setting forth the terms and conditions of the transactions contemplated by this Term Sheet. In addition to the terms set forth in this Term Sheet, the Merger Agreement will contain such additional representations, warranties, covenants, conditions, and terms as are customary of transactions of the type contemplated by this Term Sheet and are consistent with the terms of this Term Sheet.
Merger:	Subject to the conditions stated herein, CGRA will purchase 100% of the issued and outstanding shares of common stock of AIC and its shareholders on a fully diluted basis. Concurrently CRGA will issue to the same shareholders of AIC, proportional to their respective ownership of the common stock of AIC, Ten Million shares of newly created Series A Preferred Stock (the "Series A"). As a result, AIC will be a wholly-owned subsidiary of CGRA, all AIC shareholders would sell all their common stock in AIC, proportional to their ownership in AIC, for the Ten Million Series A shares. The Series A will provide its holders with non-dilution rights such that, until converted to common stock as provided below, the Series A will convert (as a group) into 92.0% of the fully diluted outstanding shares of common stock of CGRA. The Series A will convert to common at the earlier of (i) at the discretion of the holder, (ii) automatically upon uplisting of CGRA to a senior stock exchange (such as NASDAQ, NYSE, CBOE) in the United States, or (iii) automatically 12 months after issuance.
Transaction Conditions:	The Merger is subject to the following conditions, all of which must be satisfied prior to the Merger or otherwise waived by both parties: 1. Other than the Series B Preferred and the newly created Series A Preferred of the Company, all preferred stock must be either converted to Common Stock and eliminated from CGRA's capital structure; the only authorized shares of CGRA at closing will be the Common Stock, $0.001 par value. 2. All debts of the Company, other than typical company payables of a maximum of $25,000 at closing, shall be converted to Common Stock or fully repaid, unless otherwise agreed between AIC and CGRA. 3. There shall be no derivatives, securities, nor any commitments to issue securities or dividends in the future, other than Company warrant number 001 and warrant number 002. 4. For the avoidance of doubt, there shall be no variable rate convertible securities, preemptive rights, or "most favored nation" rights at CGRA.

5. All subsidiaries of the Company shall be spun off or separated from the Company, with no ongoing liability to the Company, such that as of the closing of the Merger, the balance sheet, income statement, and cashflow statement of CGRA will be substantially that of AIC. The parties understand and agree that certain debts of subsidiaries of the Company will need to be assigned to such subsidiary and the parties will expeditiously work towards assignments of debts pursuant to this clause.
6. There shall be no non-compete agreements or exclusive rights or similar agreements of CGRA.
7. Completion of due diligence and documentation to the satisfaction of each AIC and the Company.
8. If desired by the CEO the sports subsidiary will be spun out before or within a month post merger.
9. Post merger the prior management will assist the Company with transferring any accounts or records required for PCAOB audits and operations.

Indemnification: CGRA agrees to indemnify AIC for breach of any of the Transaction Conditions and of any and all litigation and costs of litigation of the Company occurring before the consummation of the Merger Agreement

Governance: The board of directors and management of CGRA will be appointed by AIC. All current management and board of directors will resign at closing of the Merger Transaction.

CGRA will file amended bylaws and amended and restated certificate of incorporation concurrent with the Merger, which shall be provided by AIC.

Cooperation: Current management and board of directors of CGRA will cooperate with AIC after the merger to effectuate any post-merger filings or governance changes, including, but not limited to, transfer of all books and records of the Company to AIC and any regulatory filings.

Binding Agreement & Termination: This Term Sheet is binding upon the parties to consummate a transaction and complete the Share Exchange Agreement reflecting the primary terms of this Term Sheet as soon as commercially reasonable under the terms and conditions provided herein. This Term Sheet shall terminate on the execution of the Share Exchange Agreement.

Confidentiality: The parties shall keep the existence of this Term Sheet and its terms confidential, except as required by law, and shall not disclose the same to any third party except to investors, consultants, accountants, lawyers, business advisers, and financing sources necessary to evaluate or consummate the proposed transaction contemplated hereby, to the extent that such third parties also agree to keep such information confidential except to the extent required by law.

IN WITNESS WHEREOF, the Parties hereto have executed this binding Term Sheet as if the 30th day of December, 2024.

American Infrastructure Corporation

Name: Mark Jensen
Title: Executive Chairman

American Resources Corporation

Name: Mark Jensen
Title: Chief Executive Officer

CGrowth Capital, Inc.

Name: Nicolas Link
Title: CEO